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                                                                    EXHIBIT 23.1

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 19, 1996, accompanying the financial statements of Ultrak, Inc. and subsidiaries included in the Annual Report and Form 10-K of Ultrak, Inc. for the year ended December 31, 1995, and our report dated October 18, 1996, accompanying the financial statements of Groupe Bisset S.A., included in Form 8-K/A dated October 11, 1996, which are incorporated by referenced in the Registration Statement and Prospectus. We consent to the incorporation by reference of said reports in the Registration Statement and Prospectus and to the use of our name as it appears under the caption "Experts."



GRANT THORNTON LLP

Dallas, Texas
October 21, 1996